Investment Advisory Agreement
Calvert Asset Management Company, Inc.
The Calvert Fund

Addendum to Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and The Calvert Fund dated March 1, 1999, with respect to Calvert Short Duration Income Fund (the "Fund"), the Advisor is entitled to receive from the Fund an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert Short Duration Income Fund:	0.35% on the first $750 million; 0.325% of the next $750 million; and 0.30% on all assets above $1.5 billion

Effective: January 1, 2010

THE CALVERT FUND

BY: ____________________________
William M. Tartikoff
Vice President and Secretary

DATE: December ___, 2009

Calvert ASSET MANAGEMENT Company, INC.

BY: ____________________________
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President

DATE: December ___, 2009